Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES UPSIZING AND PRICING OF $400 MILLION OF SENIOR NOTES DUE 2028

NASHVILLE, Tenn. (June 7, 2023) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that its subsidiaries, RHP Hotel Properties, LP (the “Operating Partnership”) and RHP Finance Corporation (together, with the Operating Partnership, the “Issuers”), successfully upsized and priced the private placement of $400 million aggregate principal amount of 7.250% senior notes due 2028 (the “Notes”). The aggregate principal amount of the Notes to be issued in the offering was increased to $400 million from the previously announced $300 million. The Notes will be senior unsecured obligations of the Issuers and guaranteed by the Company and its subsidiaries that guarantee its existing credit facility, 4.750% senior unsecured notes due 2027 and 4.50% senior unsecured notes due 2029. Subject to customary closing conditions, the Issuers expect the private placement of the Notes to close on June 22, 2023. The aggregate net proceeds from the sale of the notes are expected to be approximately $393 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses.

The Operating Partnership intends to use, upon release from escrow, the net proceeds of this offering and the net proceeds of an underwritten registered public offering of 3,850,000 shares of common stock at a public offering price of $93.25 per share, which priced on June 6, 2023 (the “Common Stock Offering”), together with cash on hand, to fund the approximately $800 million purchase price to acquire the JW Marriott San Antonio Hill Country Resort & Spa located in San Antonio, Texas from BREIT JWM San Antonio LP and BREIT JWM San Antonio TRS LLC (collectively, the “Hill Country Acquisition”) and to pay the related fees and expenses. The gross proceeds of this offering will be deposited into an escrow account and will be released upon the consummation of the Hill Country Acquisition. If the Hill Country Acquisition is not consummated, the Notes will be redeemed in accordance with a special mandatory redemption at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest, if any, up to, but excluding, the special mandatory redemption date. The completion of this offering is not contingent upon, and will occur before, the completion of the Hill Country Acquisition, if completed. The Common Stock Offering is expected to close on June 9, 2023, subject to customary closing conditions. The completion of this offering is not contingent upon the completion of the Common Stock Offering, and the completion of the Common Stock Offering is not contingent upon the completion of this offering. The Company cannot assure you that the Common Stock Offering will be completed on its proposed terms, or at all. The Common Stock Offering is being made pursuant to a prospectus supplement and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy common stock to be issued in the Common Stock Offering.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and leading entertainment experiences. RHP’s core holdings, Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, are five of the top ten largest non-gaming convention center hotels in the United States based on total indoor meeting space. Our Hospitality segment is comprised of these convention center resorts operating under the Gaylord Hotels brand, along with two adjacent ancillary hotels, which are managed by Marriott International and represent a combined total of 10,412 rooms and more than 2.8 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns a 70% controlling ownership interest in Opry Entertainment Group (OEG), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry, Ryman Auditorium, WSM 650 AM, Ole Red and Circle, a country lifestyle media network RHP owns in a joint venture with Gray Television, Nashville-area attractions, and Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at Moody Theater, located in downtown Austin, Texas. RHP operates OEG as its Entertainment segment in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the pending Common Stock Offering, the pending Hill Country Acquisition and the Company’s intended use of the net proceeds from the offering of the Notes. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the pending Common Stock Offering, the pending Hill Country Acquisition and the offering of the Notes including, but not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the Hill Country Acquisition or the offering of the Notes, or result in the termination of the offering of the Notes or the transaction agreement for the Hill Country Acquisition; and adverse effects on the Company because of the failure to complete the Hill Country Acquisition or the offering of the Notes. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q and subsequent filings, including the Current Report on Form 8-K filed June 5, 2023. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Executive Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Jennifer Hutcheson, Chief Financial Officer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6320	(929) 266-6315
jhutcheson@rymanhp.com	robert.winters@alpha-ir.com